Exhibit 1.3

RESOLUTION OF

THE BOARD OF DIRECTORS

OF

SPARTAN GOLD LTD.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held telephonically at 14500 North Northsight Blvd #212, Scottsdale, Arizona on this December 2nd, 2010,

The Board of Directors present for this meeting & which took active part therein was:

Malcolm Stevens
Mihailo Gavrilovic
William H. Whitmore Jr.

WHEREAS there has been presented to and considered by this meeting a Motion to appoint a new Secretary of the Corporation,

NOW THEREFORE BE IT RESOLVED that the Board of Directors, having considered this matter, and having opened the floor to all those who voice a preference in the issue have decided unanimously and RESOLVED that:

DAVID E. PRICE shall hereby be appointed as Secretary of the Corporation, with all duties appurtenant to said position,

Said Motion is hereby passed and the corporate books, records and the secretary shall file this Resolution in the corporate records.

DATED: December 2nd, 2010

/s/ David E. Price
David E. Price, Esq.; Secretary